UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2020

Commission File Number: 000-55986

BOTS, INC.
(Exact name of registrant as specified in charter)
Puerto Rico	27-4439285
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1064 Ave Ponce De Leon, Suite 200, San Juan, PR	00907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number	570-778-6459

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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As used in this report, the terms “Company,” “our company,” “us,” “BOTS,”, “we” and “our” refer to BOTS, INC. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2020, Yuri Abramov and Simon Rubin were appointed as the directors of the Board of Directors of BOTS, INC.

Simon Rubin and Yuri Abramov currently serve on the boards of public company, First Bitcoin Capital Corp.

Simon Rubin served as the Chairman of the Board of Directors of First Bitcoin Capital for the last 10 years. He is a serial entrepreneur with a background in programming and web design and Real Estate. Simon also has 15 years of experience in health care equipment management. Simon is an avid crypto currency enthusiast and martial arts expert.

Yuri Abramov has been director of First Bitcoin Capital since 2004. Master of Science in Theoretical Physics from the Institute of Chemical Physics, Russian Federation. For more than three decades, Yuri has applied his superior analytical skills and expertise to advance the field of applied physics in his work as a mathematician, algorithms and software developer, engineer and inventor. Yuri holds a Master of Science in Theoretical Physics and Chemical Physics from the Institute of Chemical Physics from the Russian Academy of Sciences in Moscow, Russia. Among his numerous unparalleled qualifications and credentials, Yuri is an expert problem solver in the areas of digital signal processing for video-compressions as well as for high speed wireless communications. Yuri is experienced in developing novel algorithms in MATLAB and C/C++ as well as SAW-filters hardware design, which are inherent attributes in many of today's state-of-the-art electronic systems and are developed to improve Tx-Rx Communication Systems by communication sensitivity. In addition, Yuri developed a SAW-coprocessor for wireless modems operating in UWB (ultra-wide band) frequency range that are destined for super-high-speed data communication. His business background includes acting as a projects leader for Soliton-SAW Ltd., for 14 years where he worked in consulting and implementation, algorithms and software development and modeling and designing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTS, INC.

Date: July 21, 2020

By: /s/ Paul Rosenberg

Paul Rosenberg,

Chief Executive Officer

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